Exhibit 99.1

Scripps reports Q4 2025 financial results

Feb. 25, 2026

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) delivered $560 million in revenue for the fourth quarter of 2025. Loss attributable to the shareholders of Scripps was $44.9 million or 51 cents per share.

Business notes:
•The company has launched a transformation plan that targets annualized enterprise EBITDA growth of $125-$150 million by 2028 through cost savings and revenue growth initiatives that will leverage technology including AI and automation to increase the yield on its existing businesses.

•Financial benefits from the transformation initiatives will begin to flow in during the back half of 2026 and are expected to contribute to a significantly improved leverage ratio by year-end.

•In the Local Media division, core advertising revenue was up 12% in the fourth quarter. All five top core advertising categories saw significant growth, with the largest category, services, up 20%. For first-quarter 2026, Scripps is expecting continued growth in core advertising because of its local Scripps Sports partnerships and strong sales execution.

•The 2026 midterm election cycle is projected to garner record-setting spending, with total political advertising forecast at nearly $11 billion and broadcast expected to account for roughly half of that. Scripps, which generated more than $200 million in the 2022 midterms, is well-positioned to capitalize on this spending, with competitive election outlooks in six states where it has a significant presence: Arizona, Colorado, Michigan, Nevada, Ohio and Wisconsin.

•The company is exercising its option to re-acquire 23 ION-affiliated stations that it divested to INYO Broadcast Holdings simultaneously with its acquisition of ION in January 2021. The current aggregate purchase price is approximately $54 million, pending timing of a deal close. The divestitures were required at the time to comply with Federal Communications Commission ownership rules, and any acquisition would be subject to FCC consent. Ownership of these INYO stations would be immediately accretive to Networks segment profit and margin.

•Scripps expects to close on the sales of its Fox affiliate WFTX in Fort Myers, Florida, to Sun Broadcasting in early March and its ABC affiliate WRTV in Indianapolis to Circle City Broadcasting soon after, pending FCC approval. Proceeds from both sales are $123 million. The company also has announced plans to swap stations across five markets in four states with Gray Media, which will close following the necessary regulatory approvals. These transactions support the company’s strategy to improve the operating performance of its local stations and pay down debt.

From Scripps President and CEO Adam Symson:

“We ended 2025 with strong financial results that met or exceeded expectations across the board and have entered 2026 with significant momentum. During the coming year, we expect to benefit from record mid-term election spending, our local sports partnerships that are driving industry-leading core advertising performance, national professional sports on ION as well as the Winter Olympics and the World Cup, continued revenue growth in connected TV that outpaces the market, and accretive M&A activity.

“The company transformation we announced on Feb. 11 targets annualized enterprise EBITDA growth of $125 million-$150 million by 2028. The improved EBITDA run rate will be realized through cost savings and revenue growth initiatives that will leverage technology, including AI and automation, to improve the ways we operate, the tools we use in our work and the revenue we garner from our existing businesses. We expect to see early benefits of this work in the second half of 2026.

“The transformation work is guided by our vision to create connection as we adapt to the changing ways our audiences engage with news, sports and entertainment programming and how our advertisers reach their customers. It is a proactive effort that comes on top of substantial progress we have made in recent years to improve our cost structure and margins. In the Scripps Networks division, we exceeded our full-year 2025 guidance by delivering a nearly 700-basis-point year-over-year margin improvement. This success was driven by our women’s sports strategy and our streaming revenue initiatives as well as disciplined expense management. Across our Local Media division, expenses remained about flat for the year, even as we invested in growth-driving local sports rights. Holding our network affiliate fees flat reflected a fundamental shift in the network-affiliate dynamic that we expect to continue working in our favor.

“Our success in 2025 now serves as a foundation for the greater work that lies ahead for us – to take our founder E.W. Scripps’ mission and entrepreneurial spirit for the enterprise, overlay our vision to create connection and apply the operating principles and cost structure E.W. would create were he to found this company today. I am confident this approach will translate directly into greater business results and meaningful new shareholder value.”

Operating results
Fourth-quarter company revenue was $560 million, a decrease of 23% or $168 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $477 million, down from $502 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $44.9 million or 51 cents per share. The current-year quarter included a $19.5 million non-cash charge on our held-for-sale Court TV assets, $2.4 million in restructuring costs and a $2.4 million loss on extinguishment of debt. When taken together, these items increased the loss attributable to shareholders by 20 cents per share. In the prior-year quarter, income attributable to shareholders of Scripps was $80.3 million or 92 cents per share. The prior-year quarter included a $19.2 million gain from the sale of transmission tower sites, a $15 million non-cash impairment loss for an investment write-off and a $14.9 million restructuring charge, decreasing the income attributable to shareholders by 9 cents per share.

Fourth-quarter 2025 results by segment compared to prior-period amounts:

Local Media
Revenue was $360 million, down 30% from the prior-year quarter.

•Core advertising revenue increased 12% to $165 million.
•Political revenue was $9 million, compared to $174 million in the prior-year quarter, an election year.
•Distribution revenue decreased 1.6% to $183 million.

Segment expenses decreased 0.7% to $310 million.

Segment profit was $50 million, compared to $199 million in the year-ago quarter.

Scripps Networks
Revenue was $199 million, down 7.7% from the prior-year quarter. Segment expenses were $136 million, down 13% from the prior-year quarter.

Segment profit was $63.5 million, compared to $60.7 million in the year-ago quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $27.9 million, and total debt was $2.6 billion.

At Dec. 31, long-term debt included $1.7 billion of senior notes outstanding, $619 million of term loans outstanding and $361 million under the accounts receivable securitization facility. Additionally, no borrowings were outstanding under revolving credit facilities. During 2025, $1.6 billion in proceeds were received from the issuance of new long-term debt. On April 10, 2025, the company issued a new $545 million tranche B-2 term loan that matures in June 2028 and a new $340 million tranche B-3 term loan that matures in November 2029. On Aug. 6, 2025, $750 million of senior secured second-lien notes were issued that mature in August 2030. During 2025, payments on long-term debt totaled $2 billion, which included $1.3 billion to pay down term loans that were due to mature in May 2026 and January 2028, $426 million to redeem outstanding principal amount of the senior unsecured notes due to mature in July 2027 and $260 million in additional principal payments made on the term loan due to mature in June 2028.

Scripps did not declare or provide payment for any of the 2025 quarterly preferred stock dividends. The 9% dividend rate on the preferred shares compounds quarterly. At Dec. 31, aggregated undeclared and unpaid cumulative dividends totaled $117 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, the company is prohibited from paying dividends on or repurchasing common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Dec. 31, 2024:

Revenue was $2.2 billion, a decrease of 14% or $359 million from the prior year. Political revenue was $21.9 million compared to $363 million in the prior year, an election year. Costs and expenses for segments, shared services and corporate were $1.8 billion, down from $1.9 billion in the prior year.

Loss attributable to the shareholders of Scripps was $164 million or $1.87 per share. The 2025 period included $44.5 million of financing transaction costs, a $31.4 million gain on our West Palm television station building sale, a $19.5 million non-cash charge on our held-for-sale Court TV assets, a $13 million loss on extinguishment of debt, $9.8 million in restructuring costs and a $7 million write-off of deferred financing costs. When taken together, these items increased the loss attributable to shareholders by 53 cents per share. In the prior year, income attributable to the shareholders of Scripps was $87.6 million or $1.01 per share. The 2024 period included a $19.2 million gain from the sale of tower sites, an $18.1 million investment gain, a $33.5 million restructuring charge and a $15 million non-cash impairment loss for an investment write-off, decreasing the income attributable to shareholders by 10 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2025.

First-quarter 2026
Local Media revenue	Up low-to mid-single-digit percent range
Local Media expense	Up low-single-digit percent range
Scripps Networks revenue	Down high-single-digit percent range
Scripps Networks expense	Down low-single-digit percent range
Shared services and corporate	About $27 million

Full-year 2026
Interest paid	$180-$190 million
Required pension contribution	$4.5 million
Capital expenditures	$60-$70 million
Taxes paid	$15-$20 million
Depreciation and amortization	$140-$150 million

Conference call
The company’s senior management team will hold a call to discuss fourth-quarter 2025 results at 9 a.m. Eastern time on Thursday, Feb. 26.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/ek7ncgyx.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BI03c06eb63a6946f28cdf3f4f02c19e7a.

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” “target” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way."

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024

Operating revenues	$560,258	$728,379	$2,150,585	$2,509,772
Segment, shared services and corporate expenses	(477,312)	(501,820)	(1,837,518)	(1,926,952)
Restructuring costs	(2,353)	(14,872)	(9,828)	(33,525)
Depreciation and amortization of intangible assets	(37,966)	(39,211)	(150,832)	(155,228)
Gains (losses), net on disposal of property and equipment	(335)	19,141	31,587	18,424
Operating expenses	(517,966)	(536,762)	(1,966,591)	(2,097,281)
Operating income	42,292	191,617	183,994	412,491
Interest expense	(59,346)	(48,862)	(220,968)	(210,344)
Loss on extinguishment of debt	(2,404)	—	(12,998)	—
Other financing transaction costs	—	—	(44,537)	—
Defined benefit pension plan income (expense)	(271)	168	(1,284)	674
Miscellaneous, net	(21,017)	(9,689)	(23,709)	7,160
Income (loss) from operations before income taxes	(40,746)	133,234	(119,502)	209,981
Benefit (provision) for income taxes	12,245	(37,847)	18,625	(63,763)
Net income (loss)	(28,501)	95,387	(100,877)	146,218
Preferred stock dividends	(16,411)	(15,063)	(63,583)	(58,615)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(44,912)	$80,324	$(164,460)	$87,603

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.51)	$0.92	$(1.87)	$1.01

Diluted weighted-average shares outstanding	88,757	86,613	88,024	86,067
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.
Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.
Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Local Media	$359,952	$511,003	(29.6)%	$1,345,563	$1,674,318	(19.6)%
Scripps Networks	199,489	216,139	(7.7)%	804,217	835,809	(3.8)%
Other	5,688	6,004	(5.3)%	19,873	18,706	6.2%
Intersegment eliminations	(4,871)	(4,767)	2.2%	(19,068)	(19,061)	—%
Total operating revenues	$560,258	$728,379	(23.1)%	$2,150,585	$2,509,772	(14.3)%

Segment profit (loss):
Local Media	$50,046	$198,847	(74.8)%	$193,587	$513,218	(62.3)%
Scripps Networks	63,504	60,713	4.6%	236,844	190,175	24.5%
Other	(8,154)	(8,255)	(1.2)%	(29,136)	(31,632)	(7.9)%
Shared services and corporate	(22,450)	(24,746)	(9.3)%	(88,228)	(88,941)	(0.8)%
Restructuring costs	(2,353)	(14,872)		(9,828)	(33,525)
Depreciation and amortization of intangible assets	(37,966)	(39,211)		(150,832)	(155,228)
Gains (losses), net on disposal of property and equipment	(335)	19,141		31,587	18,424
Interest expense	(59,346)	(48,862)		(220,968)	(210,344)
Loss on extinguishment of debt	(2,404)	—		(12,998)	—
Other financing transaction costs	—	—		(44,537)	—
Defined benefit pension plan income (expense)	(271)	168		(1,284)	674
Miscellaneous, net	(21,017)	(9,689)		(23,709)	7,160
Income (loss) from operations before income taxes	$(40,746)	$133,234		$(119,502)	$209,981

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Core advertising	$165,371	$147,448	12.2%	$565,594	$552,253	2.4%
Political	9,009	174,359	(94.8)%	20,037	342,889	(94.2)%
Distribution	182,920	185,913	(1.6)%	748,492	764,083	(2.0)%
Other	2,652	3,283	(19.2)%	11,440	15,093	(24.2)%
Total operating revenues	359,952	511,003	(29.6)%	1,345,563	1,674,318	(19.6)%
Segment costs and expenses:
Employee compensation and benefits	106,129	113,283	(6.3)%	420,728	437,345	(3.8)%
Programming	152,343	143,012	6.5%	545,852	521,615	4.6%
Other expenses	51,434	55,861	(7.9)%	185,396	202,140	(8.3)%
Total costs and expenses	309,906	312,156	(0.7)%	1,151,976	1,161,100	(0.8)%
Segment profit	$50,046	$198,847	(74.8)%	$193,587	$513,218	(62.3)%

Operating results for Scripps Networks segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2025	2024	Change	2025	2024	Change

Total operating revenues	$199,489	$216,139	(7.7)%	$804,217	$835,809	(3.8)%
Segment costs and expenses:
Employee compensation and benefits	21,807	29,736	(26.7)%	86,756	120,862	(28.2)%
Programming	75,607	78,952	(4.2)%	327,712	354,281	(7.5)%
Other expenses	38,571	46,738	(17.5)%	152,905	170,491	(10.3)%
Total costs and expenses	135,985	155,426	(12.5)%	567,373	645,634	(12.1)%
Segment profit	$63,504	$60,713	4.6%	$236,844	$190,175	24.5%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$27,923	$23,852
Other current assets	616,562	606,163
Assets held for sale	102,933	—
Total current assets	747,418	630,015
Investments	14,369	8,884
Property and equipment	407,966	453,900
Operating lease right-of-use assets	95,975	90,136
Goodwill	1,918,334	1,968,574
Other intangible assets	1,517,776	1,635,488
Programming	280,359	402,459
Miscellaneous	26,431	9,119
TOTAL ASSETS	$5,008,628	$5,198,575

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$63,420	$100,669
Unearned revenue	22,166	18,159
Current portion of long-term debt	8,854	15,612
Accrued expenses and other current liabilities	352,098	347,954
Liabilities held for sale	7,063	—
Total current liabilities	453,601	482,394
Long-term debt (less current portion)	2,585,534	2,560,560
Other liabilities (less current portion)	723,401	837,607
Total equity	1,246,092	1,318,014
TOTAL LIABILITIES AND EQUITY	$5,008,628	$5,198,575

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(28,501)	$95,387	$(100,877)	$146,218
Less income allocated to RSUs	—	(534)	—	(709)
Less preferred stock dividends	(16,411)	(15,063)	(63,583)	(58,615)
Numerator for basic and diluted earnings per share	$(44,912)	$79,790	$(164,460)	$86,894
Denominator
Basic weighted-average shares outstanding	88,757	86,312	88,024	85,738
Effect of dilutive securities	—	301	—	329
Diluted weighted-average shares outstanding	88,757	86,613	88,024	86,067

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024

Net income (loss)	$(28,501)	$95,387	$(100,877)	$146,218
Provision (benefit) for income taxes	(12,245)	37,847	(18,625)	63,763
Interest expense	59,346	48,862	220,968	210,344
Loss on extinguishment of debt	2,404	—	12,998	—
Other financing transaction costs	—	—	44,537	—
Defined benefit pension plan expense (income)	271	(168)	1,284	(674)
Share-based compensation costs	3,428	2,788	18,199	15,177
Depreciation	14,623	15,911	58,850	61,992
Amortization of intangible assets	23,343	23,300	91,982	93,236
Losses (gains), net on disposal of property and equipment	335	(19,141)	(31,587)	(18,424)
Restructuring costs	2,353	14,872	9,828	33,525
Miscellaneous, net	21,017	9,689	23,709	(7,160)
Adjusted EBITDA	$86,374	$229,347	$331,266	$597,997

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024

Capital expenditures	$(13,748)	$(10,980)	$(43,312)	$(65,477)
Interest paid	(23,160)	(26,733)	(168,411)	(195,856)
Income taxes paid	(953)	(20,509)	(13,323)	(71,811)
Mandatory contributions to defined retirement plans	(365)	(263)	(1,411)	(1,131)